Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206/545-5537

Contact: Safeco Media Relations

Paul Hollie, 206/545-3048

Safeco Estimates Losses from Hurricane Rita

SEATTLE — (Oct. 11, 2005) — Safeco (NASDAQ: SAFC) today announced estimated after-tax catastrophe losses from Hurricane Rita of $27 million, or $0.21 per diluted share. Pretax catastrophe losses from the storm are estimated at $42 million.

These figures represent estimated losses both from claims received through Oct. 9, 2005 and from future expected claims from policyholders with hurricane damage. Safeco does not anticipate reimbursement from the company’s property catastrophe reinsurance program for losses related to Hurricane Rita.

On Sept. 27, 2005, Safeco announced estimated after-tax catastrophe losses from Hurricane Katrina of $78 million, or $0.61 per diluted share.

Total third-quarter 2005 catastrophe losses are estimated at $116 million after tax, or $0.91 per diluted share. This compares with third-quarter 2004 catastrophe losses of $127 million after tax. Estimated pretax catastrophe losses for the third quarter of 2005 are $228 million. Net of reinsurance, pretax catastrophe losses are estimated at $178 million for third-quarter 2005.

Safeco’s National Catastrophe Team remains in force along the Gulf Coast, helping customers in Mississippi, Louisiana, Texas, Alabama and Florida recover from Hurricane Katrina and Hurricane Rita.

“Rita dealt a second devastating blow to our customers and agent partners along the Gulf Coast,” said Mike McGavick, Safeco chairman and chief executive officer. “After Hurricane Rita made landfall, our claims professionals made a tremendous effort to get into areas quickly and see policyholders early. Their work helping customers through the recovery process represents the best of our company and reinforces why customers and distributors choose Safeco.”

In Texas, Safeco has a 1.1 percent share of the homeowners market and a 4.1 percent share of the commercial multi-peril market. In Louisiana, the company has a 0.6 percent share of the homeowners market and a 0.8 percent share of the commercial multi-peril market. Safeco’s loss estimate is less than proportionate to the company’s market share, due to strict underwriting guidelines in areas susceptible to coastal storms.

Safeco estimated losses for Hurricane Rita using its knowledge of severity and reporting patterns from past storms as well as data and assumptions specific to this catastrophe. Given the difficulty in accessing some areas and other uncertainties affecting the estimation of losses, Safeco expects to refine its estimates and assumptions related to both Hurricane Rita and Hurricane Katrina as these uncertainties are resolved.

The company will announce its third-quarter financial results on Oct. 18, 2005.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners. More information about Safeco can be found at www.safeco.com.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS

NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to anticipated losses from recent hurricane activity, financial performance, business prospects and plans, regulatory developments and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release. The risks and uncertainties include, but are not limited to:

•	Risks related to the pricing and underwriting of our products, and the subsequent establishment of reserves, such as:

•	Successful implementation of the new-business entry model for personal and commercial lines

•	Our ability to appropriately price and reserve for changes in the mix of our book of business

•	Inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic factors that increase the severity of claims

•	The availability and pricing of our reinsurance, including coverage for loss from terrorism and our ability to collect from our reinsurers

•	Our ability to price for or exclude the risk of loss from terrorism on our policies

•	Risks related to our Property & Casualty insurance strategy, such as:

•	Our ability to achieve premium targets and profitability, including realization of growth and business retention estimates

•	Our ability to achieve overall expense goals

•	Our ability to run off businesses that we have exited, or intend to exit in the future, without incurring material unexpected charges

•	The competitive pricing environment, initiatives by competitors and other changes in the competition

•	Regulatory, judicial and legislative risks, such as:

•	Our ability to freely enter and exit lines of business

•	Our ability to successfully obtain regulatory approval of rates and underwriting guidelines, including price-tiered products and the use of insurance scores that include credit information as a component

•	Interpretation of insurance policy provisions by courts or tax authorities, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices

•	The outcome of any litigation against us

•	Legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates, taxes, agent and broker commissions and availability of coverage

•	Unusual loss activity, such as:

•	Weather conditions, including the severity and frequency of storms, hurricanes, hail, snowfall and winter conditions

•	The occurrence of significant natural disasters, including earthquakes

•	The occurrence of significant man-made disasters, such as terrorist attacks or war

•	The occurrence of bankruptcies that result in losses on insurance products or investments

•	Financial and economic conditions, such as:

•	Performance of financial markets

•	Availability of bank credit facilities

•	Fluctuations in interest rates

•	General economic conditions

•	Operational risks, such as:

•	Damage to our infrastructure or harm to our workforce resulting in a disruption of our operations

•	Internal or external fraud perpetrated against us

We assume no obligation to update any forward-looking statements contained in this news release.